Exhibit 28(d)(15)

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”) executed as of September 21, 2012, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series, (each, the “Fund”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) has entered into an Investment Management Agreement dated April 30, 2007, with the Adviser, as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A, and Sub-Adviser is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth herein, for the portion of the Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the “Managed Portion”). The Adviser may, from time to time, make additions to, and withdrawals from, those Fund assets assigned to the Sub-Adviser. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b) Subject to the supervision and control of the Adviser and the Board of Trustees (the “Trustees”) of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion which shall meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser, in its discretion, will make investment decisions on behalf of the Managed Portion and place all orders for its purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund’s registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion.

(d) The Sub-Adviser shall vote proxies relating to the Managed Portion’s investment securities in accordance with Sub-Adviser’s proxy voting guidelines and procedures in effect from time to time and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments, the Sub-Adviser shall use its best efforts to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind the Sub-Adviser is a fiduciary to the Managed Portion, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. The Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser or its affiliates as to which the Sub-Adviser or its affiliates exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable overall execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder (the “Advisers Act”), and pursuant to policies adopted by the Sub-Adviser.

(f) The Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the Fund’s net asset value in accordance with valuation procedures and methods established by the Trustees.

(g) The Sub-Adviser shall furnish the Adviser and the Trustees with such information and reports as the Adviser deems appropriate or as the Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Trustees’ Meetings, at such reasonable times as the parties may agree to review the Fund’s investment policies and to consult with the Adviser or the Trustees regarding the Managed Portion’s investment affairs.

(h) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or with a sub-adviser to a fund that is under common control with the Fund concerning transactions for the Fund in securities or other assets, except as permitted by the Fund’s policies and procedures.

(i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund’s currently effective Prospectus and Statement of Additional Information (“SAI”); (iii) the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any written instructions and directions of the Trustees, the Adviser, or Fund management that are not inconsistent with (i)-(iii) and (v) of this sub-section 1(i); and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law.

(j) The Sub-Adviser shall assist the Fund in the preparation of its registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide the Fund with disclosure for use in, or as may be required by, the Fund’s Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the “CCO”) with such information, certifications and reports as such persons may reasonably deem appropriate and request from the Sub-Adviser regarding the Sub-Adviser’s compliance with applicable law, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any state laws that Adviser has notified Sub-Adviser are applicable to the operations of the Sub-Adviser and its services to the Managed Portion. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the CCO from time to time to review the Sub-Adviser’s compliance program and its adherence thereto.

2.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. The Adviser agrees that Sub-Adviser may give advice, make investment decisions and take action with respect to any of its other clients or for its own account which may differ from advice given or the timing or nature of action taken with respect to the Fund.

3.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the Managed Portion’s average daily net assets during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter until terminated.

(b) This Agreement shall continue from the date hereof until September 30, 2013 and thereafter only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement.

(d) This Agreement also may be terminated without the payment of any penalty: (i) by the vote of a majority of the Fund’s outstanding voting securities, as permitted by the 1940 Act; (ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or (iii) by the Sub-Adviser on 90 days’ written notice to the Adviser.

(e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

5.	CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter L or M under the Code; (c) to the extent permitted by law, regulation or regulatory requirement, that the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Fund or any services the Sub-Adviser provides for the Managed Portion; and (d) any change in the Sub-Adviser’s principal officers or any portfolio manager for the Managed Portion.

6.	LIABILITY AND INDEMNIFICATION.

(a) The Sub-Adviser’s duties shall be confined to those expressly set forth herein, with respect to the Managed Portion. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or out of any of the Sub-Adviser’s actions or omissions hereunder, except a loss proximately caused by the Sub-Adviser’s breach of its fiduciary duty under applicable law, Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided under provisions of applicable law.

(b) Sub-Adviser does not guarantee the future performance of the Managed Portion or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser’s overall management of the Managed Portion. The Adviser understands that investment decisions made for the Managed Portion by Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Sub-Adviser will manage only the securities, cash and other investments held in the Managed Portion and in making investment decisions for the Managed Portion, Sub-Adviser will not consider any other securities, cash or other investments owned by the Fund.

(c) Under no circumstances shall the Adviser or the Sub-Adviser be liable for any special, consequential or indirect damages.

(d) The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”), which the Sub-Adviser Indemnified Persons may sustain that are proximately caused by the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

(e) The Adviser shall indemnify the Sub-Adviser and its respective affiliates and controlling persons (the “Adviser Indemnified Persons”) from and against any and all Losses, which the Adviser Indemnified Persons may sustain that are proximately caused by the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

7.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Managed Portion that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records it maintains on the Fund’s behalf are the Fund’s property, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission (“SEC”). In addition, upon the request of the Adviser the Sub-Adviser agrees to provide copies of any of the accounts, books and other records maintained and preserved by it as required hereby to the Fund’s auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

8.	CONFIDENTIAL INFORMATION.

(a) Each party will use non-public records or information obtained as a result of the relationship created by this Agreement only for the purposes contemplated hereby, and will not disclose such records or information to any unaffiliated third party in any manner other than expressly authorized by the party whose information will be disclosed, or if disclosure is expressly required by applicable federal or state regulatory authorities (including a party’s regulatory examiners) or by this Agreement. Notwithstanding the foregoing, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including but not limited to the identity of the Fund and the market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

(b) Notwithstanding the foregoing, the Sub-Adviser shall not disclose to any third party the “non-public portfolio holdings” of the Fund in a manner that identifies such non-public portfolio holdings as holdings of the Fund except : (a) with the prior written consent of the Adviser; (b) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser (including the Sub-Adviser’s regulatory examiners); or (c) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information. “Non-public portfolio holdings” means portfolio holdings information that has not been made public by having been previously filed with the SEC.

( c ) It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder or any investment transaction undertaken by Sub-Adviser for the Fund is to be regarded by the Fund and the Adviser as confidential and for use only by the Adviser and the Fund.

9.	MARKETING MATERIALS.

(a) The Fund shall furnish to the Sub-Adviser, prior to use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the Sub-Adviser’s prior written permission.

(b) The Sub-Adviser shall furnish to the Fund, prior to use, each piece of the Sub-Adviser’s advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser’s affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the Fund’s prior written permission.

( c ) Sub-Adviser agrees that, for so long as Sub-Adviser is the sole sub-adviser of the Fund, the Sub-Adviser grants the Fund and the Adviser a non-exclusive, non-assignable, non-sublicensable royalty-free right to use the name “JPMorgan” in the name of the Fund and that such use of the name “JPMorgan” may include use of the Fund name in prospectuses, reports, and sales materials. The Adviser and the Fund shall include appropriate trademark credit lines and notice symbols as reasonably directed by the Sub-Adviser. All use of the names “J. P. Morgan” and “JPMorgan” shall inure to the benefit of its owner, JPMorgan Chase & Co. Upon termination of this Agreement, the Adviser and the Fund shall forthwith cease to use either the name of “JPMorgan” or “J.P. Morgan” (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

10. DELEGATION TO THIRD PARTIES

Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub- Adviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement.

11. FORCE MAJEURE

The Sub-Adviser shall not be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the Sub-Adviser and could not have been reasonably prevented by the Sub-Adviser through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargos.

12.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

13.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

J.P. Morgan Investment Management Inc.

Jessica Badillo

575 Washington Boulevard

Jersey City, NJ 07310

If to the Adviser:

Lincoln Investment Advisors Corporation

Lisa Matson

150 N. Radnor Chester Road

Radnor, PA 19341

484-583-8448

15.	COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT.

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

17.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS

CORPORATION

/s/ Daniel R. Hayes

Name:   Daniel R. Hayes

Title:    President

J.P. MORGAN INVESTMENT

MANAGEMENT INC.

/s/ Danielle K. Azua

Name: Danielle K. Azua

Title: Vice President

Accepted and agreed to

as of the day and year

first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,

on behalf of the Fund(s) on Schedule A

/s/ Daniel R. Hayes

Name:   Daniel R. Hayes

Title:    President